UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2026

Zoned Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51640	46-5198242
(Commission File Number)	(IRS Employer Identification No.)

8360 E. Raintree Drive, #230 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (877) 360-8839

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 28, 2026, the Board of Directors (the “Board”) of Zoned Properties, Inc. (the “Company”) approved an increase in the base salary of each of Bryan McLaren, the Company’s Chairman of the Board, Chief Executive Officer and Chief Financial Officer, and Berekk Blackwell, the Company’s President and Chief Operating Officer, by 10%, such that Mr. McLaren’s and Mr. Blackwell’s base salaries were increased to $275,000 and $210,000, respectively.

Effective January 19, 2026, all unvested stock options held by Mr. McLaren, Mr. Blackwell, or members of the Board, representing stock options to purchase an aggregate of 298,750 shares of common stock (0, 97,500, 70,000, 70,000, and 61,250 of which were held by Mr. McLaren, Mr. Blackwell, Art Friedman, David G. Honaman and Cole Stevens, respectively), were canceled. All vested stock options as of January 19, 2026 held by Mr. McLaren, Mr. Blackwell or members of the Board remain outstanding and exercisable in accordance with their existing terms.

Effective January 28, 2026, the Company issued shares of restricted common stock, representing compensation for services to be rendered in 2026 and 2027, to the Company’s executive officers and Board members as follows:

Name	Position	No. of Shares of Restricted Common Stock
Bryan McLaren	Chairman of the Board, Chief Executive Officer and Chief Financial Officer	250,000
Berekk Blackwell	President and Chief Operating Officer	150,000
Art Friedman	Independent Director	200,000
David G. Honaman	Independent Director	200,000
Cole Stevens	Independent Director	200,000

Such issuances are subject to forfeiture, depending on continued employment or service with the Company. If a recipient voluntarily resigns or is terminated for cause prior to December 31, 2027, the recipient must return to the Company a pro-rata portion of the issued shares, calculated on a monthly basis. If a change of control occurs at any time prior to December 31, 2027, all clawback provisions will automatically terminate and each recipient will retain 100% of the issued shares, free of any repayment obligation.

Additionally, the above executive officers and Board members will receive a cash payment from the Company to cover income tax liability associated with the above stock issuances in an amount up to 35% of the cost basis of the shares. In the event of a change of control, the Company will pay the full 35% tax coverage amount to each of the above executive officers and Board members prior to consummation of such change of control.

Item 8.01. Other Events.

Effective January 19, 2026, all unvested stock options held by Patrick Moroney, representing stock options to purchase an aggregate of 60,000 shares of common stock, were canceled. Mr. Moroney is a non-executive officer member of the Company’s management team. As previously disclosed in the Company’s Current Report on Form 8-K filed on January 20, 2026 with the Securities and Exchange Commission, on January 15, 2026, the Company and certain of its affiliates entered into an asset purchase agreement with BPB Partners, LLC (the “Buyer”) relating to a management buyout of certain of the Company’s assets and operations. The Buyer is owned by Mr. McLaren, Mr. Blackwell and Mr. Moroney.

Effective January 28, 2026, the Company issued 150,000 shares of restricted common stock, representing compensation for services to be rendered in 2026 and 2027, to Mr. Moroney. The issuance is subject to forfeiture, depending on Mr. Moroney’s continued employment or service with the Company. If Mr. Moroney voluntarily resigns or is terminated for cause prior to December 31, 2027, he must return to the Company a pro-rata portion of the issued shares, calculated on a monthly basis. If a change of control occurs at any time prior to December 31, 2027, all clawback provisions will automatically terminate and Mr. Moroney will retain 100% of the issued shares, free of any repayment obligation.

Additionally, Mr. Moroney will receive a cash payment from the Company to cover income tax liability associated with the above stock issuance in an amount up to 35% of the cost basis of the shares. In the event of a change of control, the Company will pay the full 35% tax coverage amount to Mr. Moroney prior to consummation of such change of control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONED PROPERTIES, INC.

Dated: January 28, 2026	/s/ Bryan McLaren
Bryan McLaren
Chief Executive Officer & Chief Financial Officer

2